UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF CONSECO, INC.


       On April 6, 1998, Conseco, Inc. ("Conseco") and Green Tree Financial Corporation ("Green Tree") entered into an Agreement and Plan of Merger pursuant to which Green Tree would become a wholly owned subsidiary of Conseco (the "Green Tree Merger"). The following unaudited pro forma combined balance sheet as of March 31, 1998, combines the historical combined balance sheets of Conseco and Green Tree as if the Green Tree Merger had been effective on March 31, 1998, after giving effect to certain adjustments described in the accompanying notes to the unaudited pro forma combined financial information.

       The unaudited pro forma combined statements of operations for the three months ended March 31, 1998, and for the year ended December 31, 1997, present the combined results of operations of Conseco and Green Tree as if the Green Tree Merger had been effective on January 1, 1997.

       The unaudited pro forma combined financial information and accompanying notes reflect the application of the pooling of interests method of accounting for the Green Tree Merger. Under this method of accounting, the recorded assets, liabilities, shareholders' equity, income and expense of Conseco and Green Tree are combined and reflected at their historical amounts.

       The unaudited pro forma combined financial statements are not necessarily indicative of the results of operations or the combined financial position that would have resulted had the Green Tree Merger been consummated at the beginning of the period indicated, nor are they necessarily indicative of future results of operations or financial position.



                         CONSECO, INC. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 March 31, 1998
                              (Dollars in millions)


                                     ASSETS


                                                                                                                          PRO FORMA
                                                                            CONSECO      GREEN TREE      ADJUSTMENTS      COMBINED
                                                                            -------      ----------      -----------      ----------

Investments:
    Actively managed fixed maturities at fair value..................      $22,968.9      $    -         $  -              $22,968.9
    Equity securities at fair value..................................          263.4           -            -                  263.4
    Interest only securities.........................................            -         1,412.3          -                1,412.3
    Finance receivables..............................................            -         2,154.6          -                2,154.6
    Mortgage loans...................................................          474.2           -            -                  474.2
    Credit-tenant loans..............................................          596.6           -            -                  596.6
    Policy loans.....................................................          691.7           -            -                  691.7
    Other invested assets ...........................................          534.8          19.1          -                  553.9
    Short-term investments...........................................          837.7         888.7          -                1,726.4
    Assets held in separate accounts.................................          675.2           -            -                  675.2
                                                                           ---------      --------       ------            ---------

          Total investments..........................................       27,042.5       4,474.7          -               31,517.2

Accrued investment income............................................          399.9           -            -                  399.9
Other receivables....................................................            -           228.5          -                  228.5
Servicing rights.....................................................            -           111.8          -                  111.8
Cost of policies purchased...........................................        2,442.6           -            -                2,442.6
Cost of policies produced............................................        1,022.5           -            -                1,022.5
Reinsurance receivables..............................................          761.8           -            -                  761.8
Income tax assets....................................................           42.4           -          (42.4) (2)             -
Goodwill.............................................................        3,604.9          55.4          -                3,660.3
Property and equipment...............................................          176.0         121.2          -                  297.2
Cash deposits, restricted............................................            -           234.2          -                  234.2
Other assets.........................................................          431.3          29.4          -                  460.7
                                                                           ---------      --------       ------            ---------

          Total assets...............................................      $35,923.9      $5,255.2       $(42.4)           $41,136.7
                                                                           =========      ========       ======            =========


                            (continued on next page)














                     The accompanying notes are an integral
               part of the unaudited pro forma combined financial
                                   statements.

                                       2




                         CONSECO, INC. AND SUBSIDIARIES

             UNAUDITED PRO FORMA COMBINED BALANCE SHEET (Continued)
                                 March 31, 1998
                              (Dollars in millions)


                      LIABILITIES AND SHAREHOLDERS' EQUITY


                                                                                                                         PRO FORMA
                                                                            CONSECO      GREEN TREE      ADJUSTMENTS      COMBINED
                                                                            -------      ----------      -----------      ---------
Liabilities:
    Insurance liabilities:
       Interest sensitive products...................................      $17,320.6      $    -         $   -            $17,320.6
       Traditional products..........................................        5,758.0           -             -              5,758.0
       Claims payable and other policyholder funds...................        1,617.3           -             -              1,617.3
       Unearned premiums.............................................          409.1           -             -                409.1
       Liabilities related to separate accounts......................          675.2           -             -                675.2
    Investment borrowings............................................        1,196.1           -             -              1,196.1
    Investor payables................................................            -           653.3           -                653.3
    Other liabilities................................................        1,223.4         556.2         240.0  (3)       2,019.6
    Income tax liabilities...........................................            -           637.4         (42.4) (2)         595.0
    Notes payable and commercial paper:
      Corporate......................................................        2,435.1           -             -              2,435.1
      Related to finance receivables.................................            -         2,059.1           -              2,059.1
                                                                           ---------      --------       -------          ---------

          Total liabilities..........................................       30,634.8       3,906.0         197.6           34,738.4
                                                                           ---------      --------       -------          ---------

Minority interest:
    Company-obligated mandatorily redeemable
       preferred securities of subsidiary trust......................        1,388.1           -             -              1,388.1
    Common stock of subsidiary.......................................             .7           -             -                   .7

Shareholders' equity:
    Preferred stock..................................................          115.8           -             -                115.8
    Common stock and additional paid-in capital......................        2,397.0         446.6        (222.6) (4)       2,621.0
    Accumulated other comprehensive income:
       Unrealized appreciation of fixed maturity investments.........          159.0           -             -                159.0
       Unrealized appreciation of other investments..................           10.9            .9           -                 11.8
       Minimum pension liability adjustment..........................            -            (3.1)          -                 (3.1)
    Less treasury shares at cost.....................................            -          (222.6)        222.6  (4)           -
    Retained earnings................................................        1,217.6       1,127.4        (240.0) (3)       2,105.0
                                                                           ---------      --------       -------          ---------
          Total shareholders' equity.................................        3,900.3       1,349.2        (240.0)           5,009.5
                                                                           ---------      --------       -------          ---------

          Total liabilities and shareholders' equity.................      $35,923.9      $5,255.2       $ (42.4)         $41,136.7
                                                                           =========      ========       =======          =========









                     The accompanying notes are an integral
               part of the unaudited pro forma combined financial
                                   statements.

                                       3




                         CONSECO, INC. AND SUBSIDIARIES

              UNAUDITED PRO FORMA COMBINED  STATEMENT OF OPERATIONS
                    for the three months ended March 31, 1998
                  (Dollars in millions, except per share data)

                                                                                                                         PRO FORMA
                                                                            CONSECO      GREEN TREE      ADJUSTMENTS      COMBINED
                                                                            -------      ----------      -----------      --------
Revenues:
    Insurance policy income:
       Traditional products.............................................  $  859.4          $  -                            $  859.4
       Interest sensitive products......................................     130.7             -                               130.7
    Net investment income...............................................     583.3           101.0                             684.3
    Gain on sale of receivables.........................................       -             129.1                             129.1
    Net investment gains................................................     104.8             -                               104.8
    Fee revenue and other income........................................      20.8            55.7                              76.5
                                                                          --------          ------                          --------

            Total revenues..............................................   1,699.0           285.8                           1,984.8
                                                                          --------          ------                          --------

Benefits and expenses:
    Insurance policy benefits...........................................     680.4             -                               680.4
    Amounts  added  to  annuity  and  financial  product
       policyholder account balances:
          Interest......................................................     188.4             -                               188.4
          Other amounts added to variable and equity-indexed
             annuity products...........................................      85.6             -                                85.6
    Interest expense on notes payable...................................      39.0            48.5                              87.5
    Interest expense on short-term investment borrowings................      18.9             -                                18.9
    Amortization related to operations..................................     117.1             -                               117.1
    Amortization related to investment gains............................      86.4             -                                86.4
    Other operating costs and expenses..................................     165.0           134.9                             299.9
                                                                          --------          ------                          --------

          Total benefits and expenses...................................   1,380.8           183.4                           1,564.2
                                                                          --------          ------                          --------

          Income before income taxes, minority interest
              and extraordinary charge .................................     318.2           102.4                             420.6

Income tax expense......................................................     131.3            38.9                             170.2
                                                                          --------          ------                          --------

          Income before minority interest and
              extraordinary charge .....................................     186.9            63.5                             250.4

Minority interest - distributions on Company-obligated mandatorily redeemable preferred securities of subsidiary trusts, net of
    income taxes........................................................      19.4             -                                19.4
                                                                          --------          ------                          --------

          Income before extraordinary charge .........................       167.5            63.5                             231.0

Extraordinary charge on extinguishment of
    debt, net of taxes and minority interest............................      16.4             -                                16.4
                                                                          --------          ------                          --------

          Net income..................................................       151.1            63.5                             214.6

Less preferred stock dividends..........................................       2.0             -                                 2.0
                                                                          --------          ------                          --------

          Net income applicable to common stock.......................    $  149.1          $ 63.5                          $  212.6
                                                                          ========          ======                          ========
                            (continued on next page)

                     The accompanying notes are an integral
               part of the unaudited pro forma combined financial
                                   statements.



                         CONSECO, INC. AND SUBSIDIARIES

         UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS (Continued)
                    for the three months ended March 31, 1998
                  (Dollars in millions, except per share data)


                                                                                                                         PRO FORMA
                                                                            CONSECO      GREEN TREE     ADJUSTMENTS      COMBINED
                                                                            -------      ----------     -----------      --------
Earnings per common share:
    Basic:
       Weighted average shares outstanding............................  185,941,000      134,237,000    (11,209,000) (4) 308,969,000
       Net income before extraordinary charge ........................         $.89             $.47                            $.74
       Extraordinary charge ..........................................          .09               -                              .05
                                                                               ----             ----                            ----

            Net income................................................         $.80             $.47                            $.69
                                                                               ====             ====                            ====

    Diluted:
       Weighted average shares outstanding...........................   207,930,000      135,820,000    (11,341,000) (4) 332,409,000
       Net income before extraordinary charge ........................         $.81             $.47                            $.70
       Extraordinary charge...........................................          .08               -                              .05
                                                                               ----             ----                            ----

            Net income................................................         $.73             $.47                            $.65
                                                                               ====             ====                            ====
















                     The accompanying notes are an integral
               part of the unaudited pro forma combined financial
                                   statements.




                         CONSECO, INC. AND SUBSIDIARIES

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      for the year ended December 31, 1997
                  (Dollars in millions, except per share data)

                                                                                                                        PRO FORMA
                                                                            CONSECO      GREEN TREE      ADJUSTMENTS     COMBINED
                                                                            -------      ----------      -----------     --------
Revenues:
    Insurance policy income:
       Traditional products.............................................  $2,954.1         $    -                           $2,954.1
       Interest sensitive products......................................     456.7              -                              456.7
    Net investment income...............................................   1,825.3            370.6                          2,195.9
    Gain on sale of receivables.........................................       -              546.8                            546.8
    Net investment gains................................................     266.5              -                              266.5
    Fee revenue and other income........................................      65.8            174.1                            239.9
                                                                          --------         --------                         --------

            Total revenues..............................................   5,568.4          1,091.5                          6,659.9
                                                                          --------         --------                         --------

Benefits and expenses:
    Insurance policy benefits...........................................   2,368.3              -                            2,368.3
    Amounts  added  to  annuity  and  financial  product
       policyholder  account balances:
          Interest......................................................     697.1              -                              697.1
          Other amounts added to variable and equity-indexed
             annuity products...........................................     109.6                                             109.6
    Interest expense on notes payable...................................     109.4            160.9                            270.3
    Interest expense on short-term investment borrowings................      42.0              -                               42.0
    Amortization related to operations..................................     408.8              -                              408.8
    Amortization related to investment gains............................     181.2              -                              181.2
    Nonrecurring charges................................................      71.7              -                               71.7
    Other operating costs and expenses..................................     577.2            444.5                          1,021.7
                                                                          --------         --------                         --------

          Total benefits and expenses...................................   4,565.3            605.4                          5,170.7
                                                                          --------         --------                         --------

          Income before income taxes, minority interest
              and extraordinary charge .................................   1,003.1            486.1                          1,489.2

Income tax expense......................................................     376.6            184.7                            561.3
                                                                          --------         --------                         --------

          Income before minority interest and
              extraordinary charge .....................................     626.5            301.4                            927.9

Minority interest:
    Distributions on Company-obligated mandatorily redeemable
       preferred securities of subsidiary trusts, net of income taxes...      49.0               -                              49.0
    Dividends on preferred stock of subsidiaries........................       3.3               -                               3.3
                                                                          --------         --------                         --------

            Income before extraordinary charge .........................     574.2            301.4                            875.6

Extraordinary charge on extinguishment of
    debt, net of taxes and minority interest............................       6.9              -                                6.9
                                                                          --------         --------                         --------

            Net income..................................................     567.3            301.4                            868.7

Less amounts applicable to preferred stock:
    Charge related to induced conversions...............................      13.2               -                              13.2
    Preferred stock dividends...........................................       8.7               -                               8.7
                                                                          --------         --------                         --------

            Net income applicable to common stock.......................  $  545.4         $  301.4                         $  846.8
                                                                          ========         ========                         ========
                            (continued on next page)

                     The accompanying notes are an integral
               part of the unaudited pro forma combined financial
                                   statements.



                         CONSECO, INC. AND SUBSIDIARIES

        UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS (Continued)
                      for the year ended December 31, 1997
                  (Dollars in millions, except per share data)


                                                                                                                         PRO FORMA
                                                                            CONSECO      GREEN TREE      ADJUSTMENTS      COMBINED
                                                                            -------      ----------      -----------      --------
Earnings per common share:
    Basic:
       Weighted average shares outstanding............................  185,751,000     136,715,000      (11,416,000)(4) 311,050,000
       Net income before extraordinary charge ........................        $2.98           $2.20                            $2.74
       Extraordinary charge ..........................................          .04             -                                .02
                                                                              -----           -----                            -----

            Net income................................................        $2.94           $2.20                            $2.72
                                                                              =====           =====                            =====

    Diluted:
       Weighted average shares outstanding............................  210,179,000     140,254,000      (11,711,000)(4) 338,722,000
       Net income before extraordinary charge ........................        $2.67           $2.15                            $2.55
       Extraordinary charge...........................................          .03             -                                .02
                                                                              -----           -----                            -----

            Net income................................................        $2.64           $2.15                            $2.53
                                                                              =====           =====                            =====
















                     The accompanying notes are an integral
               part of the unaudited pro forma combined financial
                                   statements.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


1.     BASIS OF PRESENTATION

       The unaudited pro forma combined financial statements have been prepared assuming that the Green Tree Merger will be accounted for under the pooling of interests method and is based on the historical consolidated financial statements of Conseco and Green Tree. Certain amounts in the historical financial statements of Green Tree have been reclassified to conform with Conseco's historical financial statement presentation.

       Conseco and Green Tree are still in the process of reviewing their respective accounting policies relative to those followed by the other entity. As a result of this review, it might be necessary to restate certain amounts in Conseco's or Green Tree's financial statements to conform to those accounting policies that are most appropriate. In management's opinion, any such restatements will not be material.

       Green Tree pools and securitizes substantially all of the loan contracts it originates, retaining: (i) investments in interest-only securities that are subordinated to the rights of other investors; and (ii) the servicing on the contracts. The valuation of interest-only securities and servicing rights is determined by discounting the projected cash flows over the expected life of the finance receivables sold using prepayment, default, loss, interest rate and servicing cost assumptions. The assumptions used in calculating the value of interest only securities and servicing rights are subject to volatility. Prepayments resulting from competition, obligor mobility, general and regional economic conditions, and prevailing interest rates, as well as actual losses incurred, may vary from the performance projected. Expectations of future default, loss and prepayment experience are reviewed periodically. Valuation reductions considered permanent are recognized as a reduction to earnings. The conclusions reached in such reviews could result in material reductions in the value of the interest-only securities and servicing rights that could materially affect operating results.

       The unaudited pro forma consolidated financial information should be read in conjunction with the historical consolidated financial statements of Conseco and Green Tree and the notes thereto.

2.     INCOME TAX LIABILITIES

       The income tax assets of Conseco are netted against the income tax liabilities of Green Tree.

3.     MERGER AND INTEGRATION COSTS

       In connection with the Green Tree Merger, Conseco expects to incur merger-related costs of approximately $240 million, net of income taxes. Such costs include investment banking, accounting, legal and regulatory fees, severance and retention costs and other costs associated with the Green Tree Merger. These expenses (including the related tax effect) have been reflected in the unaudited pro forma combined balance sheet financial information as of March 31, 1998, but are not reflected in the unaudited pro forma statement of operations financial information since such expenses are not expected to have a continuing impact on the combined company.

4.     SHAREHOLDERS' EQUITY AND WEIGHTED AVERAGE SHARES OUTSTANDING

       Weighted average shares outstanding have been adjusted to reflect the issuance of .9165 shares of Conseco common stock for each share of Green Tree common stock or equivalents. The following shares of Green Tree common stock or equivalents were outstanding at April 6, 1998: (i) 134,012,054 shares of Green Tree common stock; (ii) 10,297,132 options outstanding to purchase Green Tree common stock at an average price of $23.12 per share (such options are equivalent to 6,174,713 shares of Conseco common stock, based on the last reported sale price of a share of Conseco common stock on April 6, 1998); and (iii) warrants to purchase 2,735,688 shares of Green Tree common stock at $22.75 per share (such warrants are equivalent to 736,060 shares of Conseco common stock, based on the last reported sale price of a share of Conseco common stock on April 6, 1998 based on Green Tree's right to call the warrant by issuing stock equivalents at $15 per warrant). The treasury stock held by Green Tree prior to the Green Tree Merger has been reclassified to common stock and additional paid-in capital to conform to Conseco's presentation.

5.     OPERATING COST SAVINGS

       No adjustment has been included in the unaudited pro forma consolidated financial information for the anticipated operating cost savings. The combined company expects to achieve operating cost savings through the reduction of certain borrowing costs as well as potentially through the elimination of redundant staff functions, data processing, marketing synergies and certain back office operations and the reduction of corporate overhead. There can be no assurance that anticipated operating cost savings will be achieved.